Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ANGIODYNAMICS, INC.

Pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”), AngioDynamics, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.           This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 3, 2004 (the “Certificate of Incorporation”).

2.           Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 80,000,000 shares of capital stock, consisting of (i) 75,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.”

3.           The amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.           Except as expressly set forth in this Certificate of Amendment, all other provisions of the Certificate of Incorporation shall remain in full force and effect.

*   *   *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned authorized officer on this 3rd day of December, 2014.

ANGIODYNAMICS, INC.

By:	/s/ Stephen A. Trowbridge
Name: Stephen A. Trowbridge
Title: Senior Vice President and General Counsel